Exhibit 10.33

MEAD JOHNSON

KEY INTERNATIONAL PENSION PLAN

Effective as of February 1, 2009

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II.	ELIGIBILITY & PARTICIPATION		7
	2.01	Regional Pension Participants	7
	2.02	Replication Program Participants	7
	2.03	Supplemental Program Participants	7
	2.04	Non-Duplication of Benefits	7

III.	PLAN BENEFITS		7
	3.01	General	7
	3.02	Currency	7
	3.03	Source of Payments	8

IV.	KEY REGIONAL PENSION COMPONENT		8
	4.01	Normal Retirement Benefits	8
	4.02	Early Retirement Benefits	9
	4.03	Deferred Retirement Benefits	10
	4.04	Death Benefits	10
	4.05	Disability Benefits	11
	4.06	Termination of Service Prior to Earliest Retirement Date	12
	4.07	Payment of Retirement Income	13

V.	KEY INTERNATIONAL REPLICATION PROGRAM		15
	5.01	Purpose	15
	5.02	Home Country Plans	15
	5.03	Retirement Date	15
	5.04	Retirement Income	15
	5.05	Vested Benefits	16
	5.06	Other Benefits	16
	5.07	Payment of Benefits	16
	5.08	Tax Treatment	16

VI.	KEY INTERNATIONAL SUPPLEMENTAL PROGRAM		16
	6.01	Purpose	16
	6.02	Home Country Plans	17
	6.03	Retirement Income	17
	6.04	Vested Benefits	17
	6.05	Payment of Benefits	17
	6.06	Tax Treatment	17

VII.	SPECIAL PROVISIONS APPLICABLE TO SECTION 409A PARTICIPANTS AND OTHER U.S. PARTICIPANTS		17
	7.01	Participants Covered	17
	7.02	Death Benefits	18
	7.03	Payment of Retirement Income	18
	7.04	Legal Status	20

VIII.	AMENDMENT AND TERMINATION		20
	8.01	Amendment	20

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	8.02	Termination	20

IX.	THE COMMITTEE		20
	9.01	Membership	20
	9.02	Committee Powers	21
	9.03	Committee Actions	21
	9.04	Delegation	21
	9.05	Limitation of Liability	22

X.	MISCELLANEOUS PROVISIONS		22
	10.01	Alienation of Benefits Prohibited	22
	10.02	No Employment Rights Granted	22
	10.03	No Additional Rights	22
	10.04	Incapacity	22
	10.05	Missing Payees	22
	10.06	Correction of Errors	22
	10.07	Jurisdiction	22
	10.08	Invalidity	23
	10.09	Number and Gender	23
	10.10	Headings	23

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Mead Johnson Key International Pension Plan

On December 28, 1976, the Board of Directors of Bristol-Myers Service Ltd. established the Bristol-Myers Service Ltd. Pension Plan (the “BMS Ltd. Plan”) for the purpose of providing an adequate benefit in retirement to mobile non-U.S. employees who, based on the tenure and regulatory landscape of their assignments, were unable to accrue an adequate pension in their assigned location. The BMS Ltd. Plan was restated effective May 1, 1988 as the Bristol-Myers Key International Pension Plan and was further amended effective January 1, 1992 to, among other things, reflect the assumption of liabilities from the Squibb Universal Retirement Income Plan in connection with the Bristol-Myers Squibb Company’s 1989 merger with Squibb Corporation, and to update the actuarial factors used in the BMS Ltd. Plan. At that time, the name of the BMS Ltd. Plan was changed to the Bristol-Myers Squibb Company Key International Pension Plan (the “BMS Key International Pension Plan”).

In 1995, to address the increasing volume of intra-regional transfers with Europe, Asia and Latin America, BMS implemented a new benefit structure under the BMS Key International Pension Plan, which was referred to as the Bristol-Myers Squibb Key Regional Pension Plan (the “BMS Key Regional Pension Plan”). The benefit structure under the BMS Key Regional Pension Plan was substantially similar to the primary benefit structure under the BMS Key International Pension Plan, except that it provides a reduced pension formula that was considered to be more competitively aligned with the pension practices of the target regions. Two additional benefit structures were subsequently added; the BMS Key International Replication Program and BMS Key International Supplemental Program, each of which is designed to provide certain key employees of BMS who were transferred from one country to another with benefits that were based on the benefits that were provided by their Home Country Plan prior to their transfer. Collectively, the benefit structures under the BMS Key International Pension Plan, the BMS Key Regional Pension Plan, the BMS Key International Replication Program and the BMS Key International Supplemental Program comprise the Bristol-Myers Squibb Key International Pension Plan.

The Bristol-Myers Squibb Company Key International Pension Plan was amended and restated, effective January 1, 1995 to incorporate therein (i) the January 1, 1992 amendments to the BMS Key International Pension Plan, (ii) the substantive provisions of the BMS Key Regional Pension Plan, BMS Key International Replication Program and BMS Key International Supplemental Program benefit structures and (iii) effective as of January 1, 2005, the applicable requirements of section 409A of the U.S. Internal Revenue Code of 1986. At that time, the Bristol-Myers Squibb Company Key International Pension Plan was renamed the Bristol-Myers Squibb Key International Pension Plan (the “Prior BMS Plan”).

Prior to the Effective Date, certain Key Employees of the Company who were employed by BMS or the Company participated in the Prior BMS Plan. As of the Effective Date, the Company assumed the obligation to pay, under this Plan, all benefits accrued under the Prior BMS Plan with respect to Key Employees who were active participants in the Prior BMS Plan as of the day immediately preceding the Effective Date. Therefore, this Plan is a continuation and successor plan to the Prior BMS Plan with respect to all such benefits accrued thereunder prior to the Effective Date with respect to Key Employees who participated in the Prior BMS Plan.

Participation in this Plan is limited to Key Employees who were active participants in the Prior BMS Plan as of the day immediately preceding the Effective Date. No new Participants shall be admitted to the Plan after the Effective Date.

I.	DEFINITIONS

The following words and phrases, as used herein, have the following meanings unless otherwise indicated:

1.01	“Actuarial Equivalent” means a benefit of equivalent value to the benefit that would otherwise have been provided, unless otherwise specified in the Plan, using the actuarial factors specified from time to time in the U.S. Retirement Plan for such purpose (which factors are incorporated as part of this Plan).

1.02

“Annual Rate of Compensation” means the annual rate, as determined by the Committee as of December 31 of each calendar year, of the regular salary or wages of a Participant, without regard to any increase in such rate occurring after the fifth anniversary of the Effective Date, plus all commissions, cash or other cash awards, cash bonuses, overtime and shift differential, if any, paid during the calendar year, but excluding (i) severance pay, (ii) any compensation or benefits paid in a form other than cash, (iii) distributions of compensation deferred during a prior calendar year and earnings thereon and (iv) short-term and long-term incentive plan awards and distributions, such as restricted stock, restricted stock units and stock options; except, however, that if a Participant retires or is terminated prior to December 31st of a calendar year, the annual rate of regular base salary or wages that will be used for purposes of calculating the Annual Rate of Compensation for such calendar year will be the annual rate, as determined by the Committee, as of the Participant’s last day of work, and shall include the aggregate of the following amounts, if any, that were paid to such Participant during the preceding calendar year (and no such amounts, if any, that were paid to such Participant in the current calendar year), namely, total commissions paid on the basis of sales, cash awards, sales and middle management bonuses, other bonuses, service awards, overtime and shift differential.

1.03	“BMS” means Bristol-Myers Squibb Company and any of its affiliates or subsidiaries (other than the Company), and any successor thereto.

1.04	“Board” means the Board of Directors of the Company.

1.05	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any applicable U.S. Treasury regulations promulgated thereunder.

1.06	“Committee” means the committee appointed by the Board to administer this Plan, as described under Article IX.

1.07	“Company” means Mead Johnson & Company or any successor thereto.

1.08	“Deferred Retirement Date” means the retirement date described in Section 4.03(a).

1.09	“Designated Joint Pensioner” means a Participant’s surviving spouse or any beneficiary designated by a Participant in writing to receive amounts determined under Section 4.04 or Section 4.07.

1.10	“Disability” or “Disabled” means a Participant’s absence from work for a continuous period of at least 26 weeks as a result of inability, due to illness or injury, to perform the essential functions of his position or any other position offered to the Participant by a Participating Employer for which the Participant is reasonably qualified by virtue of his education, training and experience; provided, however, that a Participant will not be considered Disabled if he or she is working at any other job at a Participating Employer (or at any other employer) or earning self-employment income.

1.11	“Disability Determination Date” means the date that the Committee deems a Participant to be Disabled, in accordance with Section 4.05; provided, however, that the Disability Determination Date shall not be earlier than the last day of the 26 week period of continuous absence that gives rise to a finding of Disability.

1.12	“Earliest Retirement Date” means the earliest age on which a Participant can retire and commence receiving Retirement Income under the Plan.

1.13	“Early Retirement Date” means the retirement date described in Section 4.02(a).

1.14	“Effective Date” means February 1, 2009.

1.15	“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any applicable U.S. Department of Labor regulations promulgated thereunder.

1.16	“Excess Severance Payments” means the excess of (a) the aggregate amount of any severance and/or indemnity payments that an involuntarily terminated Participant is entitled to receive under any severance and/or indemnity plan, scheme or agreement of a Participating Employer over (b) the aggregate amount of severance payments that would have been payable to the Participant under the Company’s United States severance plan had the Participant been eligible to participate in that plan.

1.17	“Final Annual Salary” means a Participant’s average Annual Rate of Compensation during the five consecutive year period, occurring in the last ten years of his employment with BMS or a Participating Employer, which produces the highest average Annual Rate of Compensation; provided, however, that in no event shall an increase in a Participant’s Annual Rate of Compensation after the fifth anniversary of the Effective Date be taken into account for the determination of Final Average Salary. Participants’ Final Annual Salary will be converted to United States dollars for each year of the five consecutive year period used to calculate such Participant’s Final Annual Salary using the currency exchange rate in effect on December 31 of such year.

1.18	“Foreign Affiliated Company” means any subsidiary or affiliate of the Company that is located outside the United States.

1.19	“Home Country” means the country in which a Key Employee regularly performed services for a Foreign Affiliated Company prior to a transfer to a Participating Employer located in another country.

1.20	“Home Country Plan” means a pension, retirement or similar plan maintained, or contributed to, by a Foreign Affiliated Company on behalf of a Key Employee in the Key Employee’s Home Country.

1.21	“Key Employee” means any person regularly rendering services for a Participating Employer as of the Effective Date, on a full-time basis, as a director or officer or in any managerial capacity, excluding any person deemed to be performing services on a part-time, seasonal or irregular basis.

1.22	“Normal Retirement Date” means the retirement date described in Section 4.01(a).

1.23	“Other Participating Employer Benefits” means any benefit paid on retirement, disability, or termination of service (other than Social Security Amounts), which is provided by a Participating Employer by reason of law or otherwise, or is attributable in whole or in part to contributions made or premiums paid by a Participating Employer directly or indirectly, or by reason of taxes paid by a Participating Employer. Other Participating Employer Benefits will also include indemnity payments funded by a Participating Employer, which are payable or paid upon a Participant’s transfer, termination of services or retirement, actuarially adjusted, as appropriate.

1.24	“Participant” means a Regional Pension Participant, a Replication Program Participant or a Supplemental Program Participant.

1.25	“Participating Employer” means the Company and any of its subsidiaries or affiliates, other than BMS.

1.26	“Pay” means, for purposes of Section 4.05, the aggregate of a Participant’s monthly base salary or wages (excluding any sales commissions, bonuses or other additional remuneration for which the Participant may be eligible) as of his Disability Determination Date.

1.27	“Plan” means the Mead Johnson Key International Pension Plan, effective as of February 1, 2009, as set forth in this document, and as the same may be amended from time to time.

1.28	“Prior BMS Plan” means Bristol-Myers Squibb Key International Pension Plan, Amended and Restated as of January 1, 1995, as in effect on January 31, 2009.

1.29	“Regional Pension Participant” means a Key Employee who meets the requirements of Section 2.01 of the Plan, and whose Retirement Income will be determined under the Key Regional Pension Component described in Article IV.

1.30	“Replication Program Participant” means a Key Employee who meets the requirements of Section 2.02 of the Plan, and whose Retirement Income will be determined under the Key International Replication Program described in Article V.

1.31	“Retirement Income” means the retirement benefits that are payable to a Participant or Designated Joint Pensioner under the Plan.

1.32	“Section 409A Participant” means a U.S. Participant who accrued benefits under the Prior BMS Plan after December 31, 2004 that are subject to the requirements of Code section 409A. For this purpose, a benefit accrued under the Prior BMS Plan after December 31, 2004 is subject to Code section 409A as follows:

(a)	In the case of Regional Pension Participant or a Replication Program Participant who is a U.S. Participant because he or she is a citizen or lawful permanent resident of the United States performing services for a Participating Employer that is a Foreign Affiliated Company, a benefit accrued during a taxable year after December 31, 2004 is subject to Code section 409A to the extent that such accrued benefit would not have been excludable from gross income for United States tax purposes under Code section 911(a)(1) if it had been paid in the year accrued due to the fact that the amount of the accrued benefit, when added to the amount of foreign earned income (within the meaning of Code section 911(b)(1), without regard to Code section 911(b)(1)(B)(iv)) actually excluded from such U.S. Participant’s gross income under Code section 911(b)(1) for such taxable year, would have exceeded the maximum exclusion amount under Code section 911(b)(2)(D) for such taxable year.

(b)	In the case of a Supplemental Program Participant who is a U.S. Participant because he or she is a nonresident alien performing services for a Participating Employer in the United States, a benefit accrued during a taxable year after December 31, 2004 is subject to Code section 409A to the extent that the Actuarial Equivalent lump sum value of such accrued benefit exceeds the applicable dollar amount under Code section 402(g)(1)(B) ($16,500 for 2009).

(c)	In the case of a Supplemental Program Participant who is a U.S. Participant because he or she is a citizen or lawful permanent resident of the United States performing services for a Participating Employer in the United States, such U.S. Participant’s entire benefit accrued during a taxable year after December 31, 2004 is subject to Code section 409A.

1.33	“Section 409A Specified Employee” means a “specified employee”, within the meaning of Code section 409A(a)(2)(B)(i) and U.S. Treasury regulation section 1.409A-1(h), as determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code section 409A.

1.34	“Separation from Service” means a Section 409A Participant’s “separation from service”, within the meaning of Code section 409A(a)(2)(A)(i) and U.S. Treasury regulation section 1.409A-1(h), from a Participating Employer.

1.35	“Social Security Amounts” means the single person’s benefits a Participant would be eligible to receive upon application under any plan or scheme of Government Social Insurance, National Insurance or any other state-administered, public or semi-public system of retirement benefits (including U.S. Social Security) as amended and as in effect at the time of the Participant’s actual retirement or termination of service. Such amounts will be determined on the basis of the Participant’s place of employment at the time of retirement or termination of service and will include other similar amounts that he or she is eligible to receive from other countries, and will not thereafter be changed because either (i) the Participant changes his place of residence, (ii) the legislation under which the Social Security Amounts are payable is later amended or (iii) for any other reason.

1.36	“Supplemental Program Participant” means a Key Employee who meets the requirements of Section 2.03 of the Plan, and whose Retirement Income will be determined under the Key International Supplemental Program described in Article VI.

1.37	“United States” or “U.S.” means the United States of America.

1.38	“U.S. Participant” means a Participant who is either a citizen or lawful permanent resident of the United States (whether or not he or she performs services for a Participating Employer located in the United States) or a nonresident alien of the United States who performs services in the United States for a Participating Employer. A U.S. Participant also includes a surviving spouse or Designated Joint Pensioner of a U.S. Participant, or a surviving spouse or Designated Joint Pensioner of a non-U.S. Participant if such surviving spouse or Designated Joint Pensioner is either a citizen or lawful permanent resident of the United States.

1.39	“U.S. Retirement Plan” means the Mead Johnson & Company Retirement Plan, as may be amended from time to time, or any successor thereto.

1.40	“Year of Service” means each Year of Service credited under the Prior BMS Plan. Solely for purposes of determining Years of Vesting Service, a Participant’s Early Retirement Date and “Rule of 70” treatment under Section 4.06(d), “Year of Service” shall also include each calendar year during which a Participant completes at least 1,000 hours of service with a Participating Employer while participating in this Plan. If a Participant does not complete at least 1,000 hours of service with a Participating Employer during his last year of Plan participation, the Participant will be credited with a partial Year of Service for each such year equal to the Participant’s actual hours of service during such year divided by 1,000. In no event will a Participant’s total Years of Service exceed 40 years. With the approval of the Committee, Years of Service may include:

(a)	Periods of service with a Participating Employer and/or an affiliate of a Participating Employer prior to becoming a Participant.

(b)	Periods of approved leave of absence.

(c)	Periods of military service.

(d)	Periods of extended illness or Disability.

(e)	Such other intervals of absence as may be determined appropriate by the Committee.

1.41	“Year of Vesting Service” means all Years of Service computed in accordance with Section 1.40; except, however, all periods of service with a Participating Employer or a subsidiary or affiliate of a Participating Employer prior to becoming a Participant in the Plan will also be taken into account.

II.	ELIGIBILITY & PARTICIPATION

2.01	Regional Pension Participants. Each Key Employee who was a Regional Pension Participant in the Prior BMS Plan on the day prior to the Effective Date will continue to be a Regional Pension Participant in this Plan on the Effective Date. No other Key Employees will be eligible to become a Regional Pension Participant in this Plan.

2.02	Replication Program Participants. Each Key Employee who was a Replication Program Participant in the Prior BMS Plan on the day prior to the Effective Date will continue to be a Replication Program Participant in this Plan on the Effective Date. No other Key Employees will be eligible to become a Replication Program Participant in this Plan.

2.03	Supplemental Program Participants. Each Key Employee who was a Supplemental Program Participant in the Prior BMS Plan on the day prior to the Effective Date will continue to be a Supplemental Program Participant in this Plan on the Effective Date. No other Key Employees will be eligible to become a Supplemental Program Participant in this Plan.

2.04	Non-Duplication of Benefits. A Key Employee shall not be eligible to participate in and accrue benefits in more than one of the Key International Replication Program, Key Regional Pension Component or Key International Supplemental Program in connection with the same Year of Service.

III.	PLAN BENEFITS

3.01	General. Benefits payable under the Plan will be the amount determined under Articles IV through VI below, as applicable.

3.02	Currency. Benefits will be calculated in United States dollars as of the time benefits become payable. The Participant (or a surviving spouse in the case of benefits under Section 4.04) may, subject to the approval of the Committee and to any applicable legal restrictions, designate the currency in which Plan benefits payable are to be paid and the place of payment, provided that such designation is provided in writing to the Committee for approval at least thirty (30) calendar days prior to the date benefits are scheduled to commence. In such case, the conversion or exchange rate used to convert United States dollars into the requested currency shall be determined as of the benefit commencement date, or if the benefit commencement date is not a business day, as of the last business day immediately preceding the benefit commencement date, based on the applicable currency conversion rate published in the Wall Street Journal on such date. Any such currency designation, if approved, will be irrevocable. If no such currency designation is made, (or such designation is made, but is not timely), Plan benefits will be paid in United States dollars on the benefit commencement date, unless otherwise required by applicable law.

3.03	Source of Payments. All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company and the other Participating Employers. Benefits payable under this Plan, as well as any administrative costs related to the Plan, shall not be funded and shall be made out of the general assets of the Company and the other Participating Employers.

IV.	KEY REGIONAL PENSION COMPONENT

4.01	Normal Retirement Benefits.

(a)	Normal Retirement Date - The Normal Retirement Date for a Regional Pension Participant will be the first day of the calendar month coincident with or next following his or her 65th birthday.

(b)	Normal Retirement Income - Upon reaching his or her Normal Retirement Date, each Regional Pension Participant who retires will be entitled to receive monthly Retirement Income determined as follows:

(i)	1.75% of the Participant’s Final Annual Salary determined under Section 1.17 of the Plan (i.e., without taking into account any salary increases occurring after the fifth anniversary of the Effective Date) for each Year of Service credited under the Prior BMS Plan prior to the Effective Date, reduced by:

A)	The monthly Social Security Amounts to which the Regional Pension Participant is, or would on application be, immediately entitled to upon attainment of, and as in force on, his Normal Retirement Date or Deferred Retirement Date, as the case may be, to the extent such Social Security Amounts are attributable to Participating Employer contributions; provided, however, that if the determination of the amount attributable to Participating Employer contributions cannot clearly be made, then it will be assumed that 50 percent of such amount is provided by Participating Employer contributions; and

B)

All Other Participating Employer Benefits payable monthly to the Participant; provided, however, that (1) if such benefits are payable annually, a monthly reduction equal to 1/12th of the annual amount will be made and (2) if such benefits are payable in one-time lump sum, a monthly reduction will be made equal to the Actuarial Equivalent of such lump sum payment, assuming such amount would be paid in the form of a single life annuity commencing at the Regional Pension Participant’s Normal Retirement Date; and

C)	The Actuarial Equivalent of any Excess Severance Payments payable to the Regional Pension Participant, assuming such Excess Severance Payments would be paid in the form of a single life annuity commencing at the Regional Pension Participant’s Normal Retirement Date.

(c)	For purposes of computing the reductions in Retirement Income required under clauses (A), (B) and (C) of Section 4.01(b)(i) above, any Social Security Amounts and Other Participating Employer Benefits payable to a Regional Pension Participant in a currency other than United States dollars will be converted by the Committee to equivalent United States dollars using such conversion or exchange rate determined in accordance with Section 3.02. No adjustment will be made in the amount of the benefit so determined because of any change in the conversion or exchange rate after the reduction under clauses (A), (B) and (C) of Section 4.01(b)(i) is first applied with respect to the Regional Pension Participant’s Retirement Income.

4.02	Early Retirement Benefits.

(a)	Early Retirement Date - The Early Retirement Date for a Regional Pension Participant will be the first day of any calendar month coincident with or next following the Regional Pension Participant’s termination of service prior to his or her Normal Retirement Date, provided that as of the date of such termination he or she has (i) completed at least ten (10) Years of Service and (ii) attained age 55.

(b)	Early Retirement Income at Normal Retirement Date - A Regional Pension Participant who retires on an Early Retirement Date will be entitled to receive, commencing on his or her Normal Retirement Date, monthly Retirement Income determined in accordance with Section 4.01 above, but based on his or her (i) Years of Service to such Early Retirement Date, (ii) Final Average Salary at such Early Retirement Date and (iii) Social Security Amounts that would have been payable at such Normal Retirement Date, assuming he or she continued to work at his or her then current Annual Rate of Compensation until such Normal Retirement Date, as determined by the Committee.

(c)

Early Retirement Income Prior to Normal Retirement Date - In lieu of Retirement Income commencing on his or her Normal Retirement Date, a Regional Pension Participant who retires on an Early Retirement Date may elect to have his or her Retirement Income commence on such Early Retirement Date, or may, at any time subsequent to such Early Retirement Date and prior to such Normal Retirement Date, elect to have such Retirement Income commence on the first day of a month which is after receipt of such election by the Committee and prior to such Normal Retirement Date, and in either case the amount of such Retirement Income will be determined in accordance with Section 4.02(b), subject to the reduction for early commencement described in the following sentence. Such Retirement Income will be reduced by  1/3 of 1% for each month by which the commencement of Retirement Income precedes the first day of the month coinciding with or next following the Regional Pension Participant’s 60th birthday. Such reduction shall not apply if Retirement Income commences on or after the first day of the month coinciding with or next following the Regional Pension Participant’s 60th birthday.

4.03	Deferred Retirement Benefits.

(a)	Deferred Retirement Date - The Deferred Retirement Date for a Regional Pension Participant will be the first day of any calendar month coincident with or next following the Regional Pension Participant’s termination of service after his or her Normal Retirement Date.

(b)	Deferred Retirement Income - A Regional Pension Participant who retires on a Deferred Retirement Date will be entitled to receive monthly Retirement Income determined in accordance with Section 4.01 above, but based on his or her Years of Service and Final Average Salary as of such Deferred Retirement Date, provided, however, that such monthly Retirement Income shall in no event be less than the monthly Retirement Income determined based on such Regional Pension Participant Years of Service and Final Average Salary as of his or her Normal Retirement Date.

4.04	Death Benefits.

(a)

Death On or After Earliest Retirement Date - If a vested Regional Pension Participant dies on or after his Earliest Retirement Date, but prior to his or her retirement and the commencement of his Retirement Income, and if he or she is survived by his or her spouse, there will be paid to and for the life of such surviving spouse, monthly benefits which are the Actuarial Equivalent of 50% of the reduced Retirement Income which would have been payable to the Regional Pension Participant had he or she retired on the day before such death and elected to receive payment in the form of a 50% joint and survivor annuity at the later of the date of his death or the date selected by such surviving spouse for the commencement of survivor benefits (hereinafter referred to as a “Pre-Retirement Survivor Annuity”). Payment of the Pre-Retirement Survivor Annuity will commence on the later of (a) the first day of the month after the month in which the Regional Pension Participant’s death occurs or (b) a date selected in writing by such surviving spouse that is not later than the date the Regional Pension Participant would have attained age 70 1/2 had he or she survived.

(b)

Death Before Earliest Retirement Date - If a vested Regional Pension Participant dies before his termination of employment and prior to his or her Earliest Retirement Date, and if he or she is survived by his or her spouse, there will be paid to and for the life of such surviving spouse, monthly benefits which are the Actuarial Equivalent of 50% of the reduced Retirement Income which would have been payable to the Regional Pension Participant had he or she terminated employment on the day before such death and elected to receive payment in the form of a 50% joint and survivor annuity at the later of such Earliest Retirement Date or the date selected by such surviving spouse for the commencement of survivor benefits (hereinafter referred to as a “Pre-Early Retirement Survivor Annuity”). Payment of the Pre-Early Retirement Survivor Annuity will commence on the later of (a) the first day of the month after the month in which the Regional Pension Participant’s death occurs, (b) the first day of the month in which would have included the Regional Pension Participant’s Earliest Retirement Date had he or she survived or (c) a date selected in writing by such surviving spouse that is not later than the date the Regional Pension Participant would have attained age 70 1/2 had he or she survived. The Pre-Early Retirement Survivor Annuity will be actuarially reduced, as necessary, to reflect the commencement of such benefit before such Earliest Retirement Date.

4.05	Disability Benefits.

(a)	Amount of Benefit - An active Regional Pension Participant who, based on an independent medical review by a physician acceptable to the Committee, is deemed by the Committee to be Disabled will be entitled to a Disability benefit under the Plan equal to 70% of such Participant’s Pay. Salary increases that would have been effective after the Disability Determination Date will not increase the Disability benefit payable under the Plan.

(b)	Time and Manner of Payment - The Disability benefit will be payable monthly in lieu of regular salary or wages, commencing on the Disability Determination Date and ending on the earlier of (a) the date the Regional Pension Participant ceases to be Disabled or (b) the first day of the month next following the Regional Pension Participant’s 65th birthday. Any Disability benefits payable under this Section 4.05 will be reduced by the amount of (x) any Disability payments payable to the Participant under any employer-sponsored disability plan, scheme or program or under the Regional Pension Participant’s employment agreement and (y) and statutory Disability payments or Disability benefits payable under any Governmental, state-administered, public or semi-public plan, scheme or program.

(c)	Prorated Payments - In the event that a Regional Pension Participant is entitled to payment of Disability benefits for only part of a month, a portion of his monthly Disability benefit will be payable calculated as follows:

(i)	The amount of his monthly Disability benefit will be divided by 30 to arrive at a daily rate, and

(ii)	Such daily rate will then be multiplied by the number of calendar days in the month during which the Regional Pension Participant remained eligible for Disability benefits under the Plan.

(d)	Recovery of Overpayments - The Plan will have the right to recover any overpayment of Disability benefits, either directly from the Regional Pension Participant or by deduction of the amount of overpayment from such Regional Pension Participant’s future Disability benefit payments.

(e)	Disability Service Crediting - The period during which a Participant is receiving Disability benefits under the Plan will be taken into account in determining Years of Service for purposes of determining Years of Vesting Service and a Regional Pension Participant’s Early Retirement Date under the Plan.

4.06	Termination of Service Prior to Earliest Retirement Date.

(a)	Unvested Terminated Participants. A Regional Pension Participant who terminates service with a Participating Employer for any reason, prior to the completion of five (5) Years of Vesting Service or attainment of age 65, will not be entitled to any Plan benefits.

(b)	Vested Benefits at Termination. A Regional Pension Participant who terminates service with a Participating Employer for any reason other than retirement or death with five (5) or more Years of Vesting Service is fully vested and will be entitled to receive at his or her Normal Retirement Date, if he or she is then living, a benefit calculated in accordance with the normal Retirement Income formula described in Section 4.01(b), using for such purpose his or her Years of Service and Final Average Salary as of the date of such termination of employment, determined in accordance with Sections 1.40 and 1.17, respectively. In lieu of Retirement Income commencing at such Normal Retirement Date, as provided in this Section 4.06(b), a Regional Pension Participant may elect, in accordance with Section 4.06(c) to receive earlier payment of such Retirement Income. In no event may payment of the Retirement Income to a terminated vested Regional Pension Participant commence later than the Regional Pension Participant’s Normal Retirement Date, and any such election that designates a payment commencement date later than such terminated vested Regional Pension Participant’s Normal Retirement Date will be void and without effect.

(c)	Election to Commence Retirement Income Prior to Normal Retirement Date - A vested Regional Pension Participant who terminates service for any reason other than retirement or death may elect to have his Retirement Income commence on the first day of a designated month following receipt of such election by the Committee, which month is after his 55th birthday and prior to his Normal Retirement Date, in which case such Retirement Income will be equal to the amount determined in accordance with Section 4.06(b), but will be reduced by such actuarial factors as are prescribed by Table A of the U.S. Retirement Plan to reflect the commencement of Retirement Income prior to such Regional Pension Participant’s Normal Retirement Date. Such actuarial factors will result in a greater reduction of the Regional Pension Participant’s Retirement Income under these circumstances than the factors that would have been used to calculate any Retirement Income commencing before his Normal Retirement Date had he or she retired on his Early Retirement Date.

(d)

Rule of 70 - A Regional Pension Participant who: (i) was a regular full-time employee of a Participating Employer and experienced an involuntary termination of service from the Participating Employer, (ii) had completed at least ten (10)

Years of Service as of the date of such involuntary termination of employment and whose age plus Years of Service (rounded to the next highest whole number) as of such date equaled or exceeded 70; (iii) is eligible for severance benefits under a plan or program of a Participating Employer on account of such involuntary termination of employment and (iv) has timely executed a general release in a form satisfactory to the Committee, may commence his or her Retirement Income as early as the first day of the month immediately following such termination date to the extent the Regional Pension Participant has satisfied the preceding conditions. If the commencement date of Retirement Income is on or after the Regional Pension Participant’s attainment of age 55, the amount of such Regional Pension Participant’s Retirement Income will be determined in accordance with Section 4.02(b) or Section 4.02(c), as the case may be. A Regional Pension Participant’s Retirement Income that commences prior to his or her attainment of age 55 will be reduced by 20%, plus an additional reduction of 6% per year for the first five years that such Regional Pension Participant’s age at commencement precedes age 55, and 4% per year thereafter.

4.07	Payment of Retirement Income.

(a)	Normal Form. Except in situations where the Plan provides that Retirement Income will be paid in the form of a lump sum, all benefits payable under this Plan will be paid in equal monthly installments at the beginning of each month. Unless an optional form of payment is elected in accordance with Section 4.07(b), the Retirement Income of a Regional Pension Participant will be payable as follows:

(i)	If he or she is not married at the time such Retirement Income commences, he or she will be paid his full monthly Retirement Income for life, and such Retirement Income will terminate immediately after the payment of the installment for the month in which he or she dies.

(ii)	If he or she is married at the time such Retirement Income commences, such Retirement Income will be paid in the form of a 50% joint and survivor annuity, as described in Section 4.07(b)(ii), with his or her spouse as the Designated Joint Pensioner, and such Retirement Income will terminate after the payment of the installment for the month in which the Regional Pension Participant’s spouse dies; except, however, that if the spouse predeceases the Regional Pension Participant, the Retirement Income will terminate immediately after the payment of the installment for the month in which the Regional Pension Participant dies.

(b)	Optional Forms of Payment. In lieu of the normal forms of payment that apply to Retirement Income under Section 4.07(a), a Regional Pension Participant may elect, subject to Section 4.07(c), to receive the Actuarial Equivalent of his or her Retirement Income in accordance with one of the following optional forms:

(i)	Option 1 – Single Life Annuity - An unreduced monthly Retirement Income for the Participant’s life, with no amounts payable to the Regional Pension Participant’s spouse or any other Designated Joint Pensioner upon his or her death.

(ii)	Option 2 – Joint and Survivor Annuity - An actuarially reduced monthly Retirement Income for the Regional Pension Participant’s life and upon his death the Designated Joint Pensioner will continue to be paid a reduced monthly Retirement Income for his or her life in an amount elected by the Regional Pension Participant equal to either 50%, 75% or 100% of the Regional Pension Participant’s reduced monthly Retirement Income. Such Retirement Income will terminate immediately after the payment of the installment for the month in which the Designated Joint Pensioner dies; except, however, that if the Designated Joint Pensioner predeceases the Regional Pension Participant, the Retirement Income will terminate immediately after the payment of the installment for the month in which the Regional Pension Participant dies. If the Designated Joint Pensioner dies before the commencement of reduced Retirement Income payment to the Regional Pension Participant, the election of the joint and survivor annuity option will be null and void.

(iii)	Option 3 – 10 or 15 Year Period Certain - An actuarially reduced monthly Retirement Income payable for the Regional Pension Participant’s life and, in the event of his or her death within a period of either 120 or 180 months (as elected by the Regional Pension Participant) after the date such Retirement Income commenced, the same monthly amount will continue to be paid to the Participant’s Designated Joint Pensioner for the balance of the 120 or 180-month period. This option is available only if the period elected does not exceed the life expectancy of the Regional Pension Participant or the joint life expectancies of the Regional Pension Participant and the Designated Joint Pensioner.

(iv)	Option 4 – Lump Sum - A single lump sum payment that is the Actuarial Equivalent of the normal form of Retirement Income described in Section 4.07(a).

(v)	Option 5 – Partial Lump Sum - A single lump sum payment in an amount elected by the Regional Pension Participant that is the Actuarial Equivalent of either 25%, 50% or 75% of the normal form of Retirement Income described in Section 4.07(a), with the balance paid in such normal form of payment.

(vi)	Other Payment Options - To the extent administratively feasible, the Committee may, in its discretion, authorize other optional forms of payment under the Plan that are consistent with the optional forms of payment that may be available under the U.S. Retirement Plan from time to time; provided, however, that any such other optional form of payment authorized by the Committee is the Actuarial Equivalent of the normal form of Retirement Income described in Section 4.07(a).

(c)	Conditions of Election. The Committee, in its sole and absolute discretion, may approve or deny any application for an optional form of payment of Retirement Income (which application must be properly executed and filed with the Committee no less than sixty (60) days prior to the Retirement Income commencement date) and to formulate rules with respect to the election of, and payments under, any such optional form of payment. In the event a Regional Pension Participant who is married at the time of election wants to select an optional form of payment under Section 4.07(b) or the Regional Pension Participant wants to name someone other than his or her spouse as the Designated Joint Pensioner, the spouse must consent in writing to such optional form of payment or alternate Designated Joint Pensioner on such form and in such manner that is satisfactory to the Committee. Such consent must be notarized or witnessed by a Plan representative.

(d)	Mandatory Cash-Out of Small Benefits - Any other provision of this Section 4.07 to the contrary notwithstanding, if upon a vested Regional Pension Participant’s termination of service for any reason, the Actuarial Equivalent lump sum value of the Retirement Income to which the Regional Pension Participant will be entitled under the Plan as of the date of such termination of service is not more than $25,000, such Retirement Income will be paid in a single lump sum payment as soon as administratively practicable following such termination of service.

V.	KEY INTERNATIONAL REPLICATION PROGRAM

5.01	Purpose. The purpose of the Key International Replication Program is to replicate closely as legally and administratively practicable the retirement benefits that a Replication Program Participant would have been entitled to receive under his or her Home Country Plan had he or she continued to be eligible to participant in such Home Country Plan while employed with his or her Participating Employer.

5.02	Home Country Plans. The applicable provisions of the respective Home Country Plan of each Replication Program Participant are incorporated herein and are a part of this Article V.

5.03	Retirement Date. A Replication Program Participant will be entitled to retire and commence payments of Retirement Income under the Plan at the same time that he or she would have been entitled to retire and commence benefits under his Home Country Plan had he or she continued to participate in such plan, and had service with BMS while a participant in the Prior BMS Plan and his Participating Employer while a Participant in this Plan counted as service under the Home Country Plan.

5.04	Retirement Income. The Retirement Income each Replication Program Participant will be entitled to receive under the Plan on any retirement date permitted under his Home Country Plan will be determined as follows:

(a)	The benefit that the Replication Program Participant would have been entitled to receive on such retirement date under the benefit formula of his Home Country Plan, computed as if had he or she continued to participate in such Home Country Plan through such retirement date, and treating (i) service with BMS prior to the Effective Date, without regard to any service with his or her Participating Employer after the Effective Date while a Participant in this Plan, as service under the Home Country Plan and (ii) earnings from BMS while a participant in the Prior BMS Plan and from his or her Participating Employer while a Participant in this Plan, without regard to any such earnings occurring after the fifth anniversary of the Effective Date, as earnings under the Home Country Plan, reduced by

(b)	The actual benefit, if any, that the Replication Program Participant is entitled to receive on such retirement date from such Home Country Plan.

5.05	Vested Benefits. A Replication Program Participant will vest in his Retirement Income under this Plan at the same time that he or she would have become entitled to a vested benefit under his or her Home Country Plan had his or her Years of Vesting Service under this Plan counted as vesting service under such Home Country Plan.

5.06	Other Benefits. All other benefits (including, without limitation, death, disability or termination benefits) that would have been payable to a Replication Program Participant or his beneficiary under his or her Home Country Plan had he or she continued to participate in such Home Country Plan while employed by a Participating Employer will be provided to such Replication Program Participant or his beneficiary under this Plan at such time and in such amounts as would had been provided under his Home Country Plan; provided, however, that any such benefits provided under this Plan will be offset by the amount, if any, of such benefits the Replication Program Participant or beneficiary is actually entitled to receive under the Home Country Plan.

5.07	Payment of Benefits. Retirement Income and other benefits payable to a Replication Program Participant under this Plan will be paid at the same time and in the same form of payment, and subject to the same restrictions, conditions and limitations, as provided in his or her Home Country Plan

5.08	Tax Treatment. To the extent that any provision of this Article V incorporates, or has the effect of replicating, any provision of a Home Country Plan, only the benefit design features of such provision will be incorporated or replicated herein, and not the tax treatment applicable to the accrual or distributions of such benefit under the Home Country Plan.

VI.	KEY INTERNATIONAL SUPPLEMENTAL PROGRAM

6.01	Purpose. The purpose of the Key International Supplemental Program is to supplement a Supplemental Program Participants frozen retirement benefit under his or her Home Country Plan by providing a benefit under this Plan that applies Final Average Salary increases while employed with a Participating Employer through the five-year anniversary of the Effective Date to the benefit formula used to determine his or her retirement benefit under his Home Country Plan.

6.02	Home Country Plans. The applicable provisions of the respective Home Country Plan, of each Supplemental Program Participant are incorporated herein and are a part of this Article VI.

6.03	Retirement Income. The Retirement Income each Supplemental Program Participant will be entitled to receive under the Plan on his or her benefit commencement date will be determined as follows:

(a)	The benefit that the Supplemental Program Participant would be entitled to receive on such benefit commencement date under the benefit formula of his or her Home Country Plan, based on actual service credited under such Home Country Plan and his or her Final Average Salary as determined under Section 1.17 of this Plan (i.e., without taking into account any salary increases occurring after the fifth anniversary of the Effective Date), reduced by

(b)	The actual benefit, if any, that the Supplemental Program Participant is entitled to receive on such benefit commencement date from such Home Country Plan, based on actual service and earnings credited under such Home Country Plan.

6.04	Vested Benefits. A Supplemental Program Participant will vest in his Retirement Income under this Plan at the same time that he or she would have become entitled to a vested benefit under his or her Home Country Plan had his or her Years of Vesting Service under this Plan counted as vesting service under such Home Country Plan.

6.05	Payment of Benefits. Retirement Income payable to a Supplemental Program Participant under this Plan will be paid at the same time and in the same form of payment, and subject to the same restrictions, conditions and limitations, as provided in his Home Country Plan.

6.06	Tax Treatment. To the extent that any provision of this Article VI incorporates, or has the effect of replicating, any provision of a Home Country Plan, only the benefit design features of such provision will be incorporated or replicated herein, and not the tax treatment applicable to the accrual or distributions of such benefit under the Home Country Plan.

VII.	SPECIAL PROVISIONS APPLICABLE TO SECTION 409A PARTICIPANTS AND OTHER U.S. PARTICIPANTS

7.01	Participants Covered. The provisions of this Article VII modify certain provisions of the Plan and, unless a particular provision specifies that it applies with respect to Section 409A Participants only, such provision (as modified) will apply with respect to all U.S. Participants. Except as otherwise specifically modified herein, a U.S. Participant’s rights and entitlements with respect to benefits under the Plan will be determined in accordance with the applicable provisions of Plan.

7.02	Death Benefits. To the extent that the surviving spouse of a Section 409A Participant is eligible to receive death benefits under Section 4.04, the following modifications to Section 4.04 will apply for purposes of determining when payment of such death benefits will commence:

(a)	Pre-Retirement Survivor Annuity - If such surviving spouse is entitled to receive a Pre-Retirement Survivor Annuity under Section 4.04(a), payment of such Pre-Retirement Survivor Annuity will commence on the first day of the month after the month in which the Section 409A Participant’s death occurs.

(b)	Pre-Early Retirement Survivor Annuity - If such surviving spouse is entitled to receive a Pre-Early Retirement Survivor Annuity under Section 4.04(b), payment of such Pre-Early Retirement Survivor Annuity will commence on the later of (i) the first day of the month after the month in which the Section 409A Participant’s death occurs and (ii) the first day of the month in which the Section 409A Participant would have attained his Earliest Retirement Date had he or she survived.

7.03	Payment of Retirement Income. Subject to paragraphs (c) and (d) of this Section 7.03, in the case of a Section 409A Participant whose Separation from Service occurs after the Effective Date, the Retirement Income payable to such Section 409A Participant under the Plan will be paid at the time and in the form of payment set out in paragraph (a) below, unless the Section 409A Participant timely elects an alternate time and/or form of payment in accordance with paragraph (b) below.

(a)	Default Time and Form of Payment -

(i)	Benefit Payment Date - A Section 409A Participant will paid (or commence payment of) his Retirement Income on or about the first day of the month following the month in which his Separation from Service occurs; except, however, that if his or her Separation from Service occurs prior to his or her Earliest Retirement Date, payment will be made (or commence) on or about the first day of the month following such Earliest Retirement Date.

(ii)	Normal Form of Payment - The normal form of payment for a Section 409A Participant will be an Actuarial Equivalent lump sum payment.

(b)	Payment Elections - The Committee may, but is not required to, permit a Section 409A Participant to elect, in lieu of the time and form of payment set out in paragraph (a) above, to be paid (or commence payment of) his or her Retirement Income at a different specified date following his or her Separation from Service and/or to receive such Retirement Income in any of the forms of payment available under his or her Home Country Plan or Section 4.07 of this Plan; provided, however, that any such payment elections, if permitted by the Committee, will be subject the following conditions and limitations:

(i)

Such election must be in writing (on a form acceptable to the Committee) and, except as provided in clause (ii) below, must have been received by the Committee no later than the 30th day following the date that the Section 409A Participant was first selected to participate in the Prior BMS Plan; and

(ii)	Any such election to change either the time or form of payment that is made after the 30-day initial election period described in clause (i) of the sub-Section 7(b) will be subject to the following additional conditions and limitations:

A)	The election must be received by the Committee no later than 12 months prior to the benefit payment date set out in the Section 409A Participant’s most recent payment election (or if no payment elections have been made, as set out in clause (i) of paragraph (a) above);

B)	The election will not be valid and effective until 12 months after it is received by the Committee; and

C)	The election must provide for a benefit payment date that is at least five (5) years later than the benefit payment date set out in the Section 409A Participant’s most recent payment election (or if no payment elections have been made, as set out in clause (i) of paragraph (a) above).

(c)	Mandatory Cash Out of Small Benefits - Notwithstanding Section 4.07(d) or any payment elections made under this Section 7.03, but subject to paragraph (d) below, if, upon a Section 409A Participant’s Separation from Service, the Actuarial Equivalent lump sum value of his or her vested Retirement Income is less than the applicable dollar amount under Code section 402(g)(1)(B) ($16,500 for 2009), such Retirement Income will be paid in a single lump sum payment as soon as administratively practicable following such Separation from Service.

(d)

Payment Delay for Section 409A Specified Employees - Any provision of the Plan to the contrary notwithstanding, in the event that the Committee determines that a Section 409A Participant is a Section 409A Specified Employee as of the date of his or her Separation from Service, the Committee shall withhold payment of any Retirement Income that is payable to such Section 409A Specified Employee on account of such Separation from Service until the first day of the seventh month following such Separation from Service (the “Delayed Payment Date”). In the event such Retirement Income is payable in the form of monthly installments pursuant to a valid payment election made by such Section 409A Specified Employee in accordance with paragraph (b) of this Section 7.03, the Committee will accumulate the first six monthly installments of such Retirement Income until the Delayed Payment Date. The withheld payments will be paid to the Section 409A Specified Employee in a single lump sum payment on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the interest rate used under the U.S. Retirement Plan to determined lump sum equivalencies. Notwithstanding the foregoing, if the Section 409A Specified Employee dies prior to the Delayed Payment Date, any payments that have been withheld and accumulated in accordance with this paragraph shall be paid to his or her Designated Joint Pensioner or beneficiary, as the case may be, in a single lump sum payment as soon as administratively feasible following such death, with interest as calculated above.

7.04	Legal Status. The provisions of this Article VII are intended to comply with the applicable requirements of Code section 409A and should be interpreted and administered to the fullest extent possible in a manner consistent with such intent. To the extent that the provision of retirement benefits to any U.S. Participants hereunder would cause any part of the Plan to become subject to the requirements of ERISA, the part of the Plan that provides such benefits to U.S. Participants is intended to constitute a separate “top-hat plan” that is unfunded and maintained by the Company primarily for purposes of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1).

VIII.	AMENDMENT AND TERMINATION

8.01	Amendment. The Committee may amend the Plan at any time and from time to time; provided, however, that any such amendment that would result in either a material change in the cost of operating the Plan or a material modification in the terms and provisions of the Plan must be approved by the Board. Notwithstanding the forgoing, no amendment or modification to the Plan will be effective unless the Plan, as so amended or modified, will be for the exclusive benefit of Participants and their Designated Joint Pensioners, and no such amendment or modification will directly or indirectly deprive a Participant or Designated Joint Pensioner of any benefit accrued prior to the date of such amendment. The Committee may designate any of its members, or delegate to an appropriate officer of the Company, the authority to make any technical changes or any other changes to the Plan, including retroactive amendments, that may be necessary for the Plan to comply with applicable law or governmental regulations.

8.02	Termination. The Board reserves the right to terminate the Plan, in whole or in part, for any reason and at any time.

IX.	THE COMMITTEE

9.01	Membership. The Plan will be administered by the Committee, which will consist of such number of persons, not less than three, who will be appointed and may be removed by the Board. Any Committee member may resign by delivering his written resignation to the Committee and the Board, and such resignations shall become effective upon delivery or, if later, upon the date specified therein.

9.02	Committee Powers. The Committee will have all powers necessary to administer the Plan in accordance with its terms and provisions. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority and responsibilities in addition to those provided elsewhere in the Plan:

(a)	to grant or deny claims for benefits under the Plan;

(b)	to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

(c)	to make and enforce such rules and regulations for the administration of the Plan consistent with the provisions thereof and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(d)	to interpret and construe the provisions of the Plan, and to resolve ambiguities, inconsistencies and omissions therein;

(e)	to decide such questions as may arise in connection with the operation of the Plan including, but not limited to, questions concerning the eligibility of any Key Employee to participate in or receive benefits under the Plan; and

(f)	to determine the amount of benefits that will be payable to any person in accordance with the provisions of the Plan and to authorize payment of such benefits.

9.03	Committee Actions. The Committee will act by a majority of its members at a meeting or in writing without a meeting. Any construction, interpretation or application of the Plan by the Committee will be final, conclusive and binding on all persons except as otherwise provided by law.

9.04	Delegation. The Committee may, in its discretion, designate individual members of the Committee or persons other than members of the Committee to perform routine acts, sign documents on its behalf and carry out such other responsibilities of the Committee under the Plan as it may see fit, including, but not limited to, the determination of questions concerning the eligibility of any Key Employee to participate in or receive benefits under the Plan, the interpretation and construction of the provisions of the Plan, the resolution of ambiguities, inconsistencies and omissions therein, and the resolution of any claim for benefits under the Plan. The Committee may also employ such actuaries, accountants, legal counsel who may be of counsel of a Participating Employer, other specialists and other persons as the Committee deems necessary or desirable in connection with the administration of the Plan, and the Committee and any person to whom it may delegate any duty or power in connection with the administration of the Plan, each Participating Employer and the officers and directors thereof shall be entitled to rely conclusively upon and shall be fully protected in any action omitted, taken or suffered by them in good faith in reliance upon any actuary, accountant, counsel or other specialist or other person selected by the Committee or in reliance upon any tables, evaluations, certificates, opinions or reports which shall be furnished by any of them.

9.05	Limitation of Liability. No member of the Committee will be personally liable for the acts or omissions of any other member or for his own acts or omissions as a member of the Committee unless his own acts or omissions constitute willful misconduct.

X.	MISCELLANEOUS PROVISIONS

10.01	Alienation of Benefits Prohibited. The benefits provided hereunder are intended for the personal security of persons entitled to payments under the Plan. Except as otherwise required by law, Plan benefits cannot be anticipated, sold, assigned or pledged in any way, whether voluntarily, or involuntarily; however, the Company reserves the right to offset against any benefit such amount as may be necessary to satisfy debts owed by the Participant to the Company or any other Participating Employer.

10.02	No Employment Rights Granted. The Plan will not confer upon any Participant any right of employment and no provisions of the Plan will interfere with the right of any Participating Employer to discharge a Participant before his Earliest Retirement Date or retire any Participant after his Normal Retirement Date.

10.03	No Additional Rights. No rights under this Plan will vest in any Participant or beneficiary and no benefits will be payable hereunder, except as provided specifically herein.

10.04	Incapacity. If any person entitled to receive payments under the Plan is a minor or is physically or mentally incapable of receiving or acknowledging receipt of such payments, any payment due such person will be paid to his guardian or other legal representative. If no guardian or other legal representative has been appointed, the Committee may arrange to have any such payment made to such person’s parent or to any person or organization taking care of him or, in the case of a minor, to deposit the amount of such payment in a savings account in the minor’s name, payable to him at majority. The Company will have no further responsibility as to funds so paid or deposited.

10.05	Missing Payees. If any benefit hereunder has been payable and unclaimed for four years since the whereabouts or continued existence of the person entitled thereto was last known to the Committee, such benefit will be forfeited. In the event the missing payee is subsequently located, the previously forfeited benefit will be restored.

10.06	Correction of Errors. If an error is made in a benefit computation under the Plan, the benefit amount will be adjusted to correct the error. Any overpayments made to a Participant or Designated Joint Pensioner in error must be returned to the Company. Overpayments can be deducted from, and underpayments can be added to, future payments due under the Plan. A Participant or Designated Joint Pensioner may also repay an overpayment in a lump sum.

10.07	Jurisdiction. This Plan will be construed, regulated, administered and enforced according to the laws of the State of New York, without regard to its conflict of law provisions, to the extent such laws are not superseded by the applicable law of the jurisdiction in which a Participating Employer is located.

10.08	Invalidity. If any provision or portion of this Plan is held to be invalid or unenforceable, such invalidity or unenforceability will not affect the balance of the Plan. The Plan will be construed and enforced as if such provision had not been included; provided, however, this Plan will be reformed only to the extent necessary to comply with applicable law.

10.09	Number and Gender. As used in the Plan, the singular number includes the plural number and the masculine gender includes the feminine gender unless the context in which it is used in the Plan requires otherwise.

10.10	Headings. The headings used in the Articles, Sections and paragraphs of the Plan are for convenience only and are not intended to control or affect the meaning or construction of any of the Plan’s provisions.